News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G ACCEPTS COTY'S OFFER OF $12.5 BILLION TO MERGE  43 P&G BEAUTY BRANDS WITH COTY

Transaction to include P&G's Salon Professional, Retail Hair Color, Cosmetics and
Fine Fragrance businesses, along with select hair styling brands

P&G communicates intention to pay dividends and retire shares worth up to $70 billion over next 4 years

Transaction structure and cost reductions
expected to fully offset lost earnings post-closing

CINCINNATI, July 9, 2015 – The Procter & Gamble Company (NYSE:PG) announced the signing of a definitive agreement to merge 43 of its beauty brands ("RMT Brands") with Coty Inc. in a Reverse Morris Trust transaction.   The transaction includes P&G's global salon professional hair care and color, retail hair color, cosmetics and fine fragrance businesses, along with select hair styling brands.

P&G Chairman, President and Chief Executive Officer, AG Lafley, commented:  "This represents a significant step forward in the work to focus our portfolio on 10 categories and 65 brands that best leverage P&G's core competencies.  We have leading global brand positions in these categories, consumer preferred products and leading brands in the largest markets.  These businesses and brands have historically grown faster and have been more profitable than the balance.  We expect these ten categories to grow and create value as we focus the energy and resources of the company exclusively on them."

"The merger with Coty, a strategic acquirer, will provide an excellent new home for these businesses and brands, as well as for the talented people who are operating them.   We look forward to a successful transition and we will work together to maximize value for the shareholders of both companies," said Mr. Lafley.

Transaction Value for P&G Shareholders and EPS Impact
            The tax-efficient nature of the $12.5 billion offer maximizes value for P&G shareholders and minimizes annual earnings dilution.  The transaction will result in a significant one-time earnings gain that will be recorded at closing of the transaction.  P&G currently estimates the one-time gain will be in the range of $5 billion to $7 billion depending on the final deal value at the time of closing.

Beginning with fiscal year 2015-16 reported results, the earnings from the RMT Brands will be reported as discontinued operations (i.e. removed from core earnings per share) in both the current and prior year periods.  The specific earnings amount to be restated will be provided at a later date.

The core earnings per share impact of lost RMT Brands profit is expected to be completely offset on an annualized basis following the closing of the transaction through a combination of shares retired via the deal structure and offsetting overhead costs that were previously absorbed by the RMT Brands.  The Company reiterated its goal of reducing non-manufacturing enrollment by 25 to 30 percent, excluding the impact of divestitures, by the end of fiscal year 2017 compared to its June 30, 2011 base.  Including divestitures, total overhead enrollment reduction will exceed 35%.

The Company expects modest core earnings dilution of approximately $0.02 - $0.03 per share in the period prior to closing related to transition activities necessary to establish the RMT Brands entity.  The majority of transition costs incurred by P&G related to the transaction will be reported in discontinued operations.

$70 Billion Value Return to Shareholders from Fiscal 2016 to Fiscal 2019
 P&G is targeting to pay dividends and retire shares worth up to $70 billion over a four year period from fiscal years 2016 to 2019 through a combination of shares eliminated via this RMT Brands transaction and the previously announced Duracell transaction, ongoing discretionary share repurchase and continuing its strong history of dividend payments.  P&G is committed to maintain our current credit ratings.

Transaction Details
 Although a final decision has not been made on the form of deal, P&G expects to do a split-off or spin-off transaction.  P&G's current preference is for a Reverse Morris Trust split-off transaction in which P&G shareholders could elect to participate in an exchange offer to exchange P&G shares for shares of Coty.  P&G shareholders would have the option of exchanging all, some or none of their P&G shares.  If executed as a split-merge, P&G would establish a separate entity to hold the RMT Brands, which would be transferred to electing P&G shareholders in a tax-efficient transaction with a simultaneous merger of the new entity with Coty.   We expect to finalize the details of the transaction in the coming months and to close the transaction in the second half of calendar year 2016, pending regulatory approvals.

Based on Coty's current stock price and outstanding shares and equity grants, the value of the transaction is approximately $15 billion.  The value is comprised of approximately 413 million shares, or 52% of the diluted equity of the newly combined company, valued at approximately $13.1 billion and the assumption of $1.9 billion of debt by the entity holding RMT Brands.  The assumed debt will vary between $3.9 billion and $1.9 billion, subject to other contractual valuation adjustments, within a $22.06 to $27.06 per share collar based on the trading price of Coty's stock prior to the close of the transaction.  The final value of the transaction will be known at closing based on Coty's stock price, Coty's outstanding shares and equity grants, and the amount of assumed debt.

JAB Cosmetics B.V. is the owner of all of the outstanding shares of Coty's Class B common stock.  In order to facilitate the transaction, JAB has agreed to convert all such shares into Class A common stock, subject to the completion of the transaction.

Goldman, Sachs & Co. acted as financial advisor on the transaction; Cadwalader, Wickersham & Taft LLP acted as tax counsel; Jones Day acted as legal counsel; and Centerview Partners provided advisory services to P&G.

Conference Call
Procter & Gamble will host an investor call and web cast this morning, July 9, 2015, at 8:30 a.m. Eastern Time to discuss the transaction.  To participate in the call via telephone, dial US/Canada Toll Free 1-888-516-2443 or International 1-719-325-2168 and enter confirmation code 7235966.  To listen to the call via the web cast, visit Procter & Gamble's web site at www.pginvestor.com and proceed to the Presentations & Events section of the site.

Brands to be Merged with Coty
 The brands included in the transaction are Wella Professionals (and its sub-brands), Sebastian Professional, Clairol Professional, Sassoon Professional, Nioxin, SP (System Professional), Koleston, Soft Color, Color Charm, Wellaton, Natural Instincts, Nice & Easy, VS Salonist, VS ProSeries Color, Londa, Miss Clairol, L'image, Bellady, Blondor, Welloxon, Shockwaves, New Wave, Design, Silvikrin, Wellaflex, Forte, Wella Styling, Wella Trend, Balsam Color, Hugo Boss, Dolce & Gabbana, Gucci, Lacoste, bruno banani, Christina Aguilera, Escada, Gabriela Sabatini, James Bond 007, Mexx, Stella McCartney, Alexander McQueen, Max Factor and Covergirl.

Transfer of certain fragrance brand licenses from P&G to Coty are subject to licensor consent.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words "believe," "project," "anticipate," "estimate," "expect," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial, operational and manufacturing risks, including, among others, (a) an increasingly volatile economic environment, with potentially significant disruptions and reduced market growth rates, (b) foreign currency fluctuations, (c) significant credit or liquidity issues, (d) debt, currency exposure and repatriation issues in countries with currency exchange, import authorization or pricing controls (such as Venezuela, Argentina, China, India and Egypt), (e) maintaining key manufacturing and supply sources (including sole supplier and sole manufacturing plant arrangements), and (f) managing disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (2) the ability to successfully manage cost fluctuations and pressures, including commodity prices, raw materials, labor costs, energy costs and pension and health care costs, and achieve cost savings described in our announced productivity plan; (3) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to technological advances attained by, and patents granted to, competitors; (4) the ability to compete with our local and global competitors by successfully responding to competitive factors, including prices, promotional incentives and trade terms for products; (5) the ability to manage and maintain key customer relationships; (6) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, efficacy or similar matters that may arise; (7) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, contractors and external business partners; (8) the ability to rely on and maintain key information technology systems and networks (including Company and third-party systems and networks) and maintain the security and functionality of such systems and networks and the data contained therein; (9) the ability to successfully manage regulatory, tax and legal requirements and matters (including, without limitation, product liability, intellectual property, price controls, import restrictions, accounting standards and environmental and tax policy) and to resolve pending matters within current estimates; (10) the ability to successfully manage our portfolio optimization strategy, as well as ongoing acquisition, divestiture and joint venture activities, to achieve the Company's overall business strategy, without impacting the delivery of base business objectives; (11) the ability to successfully achieve productivity improvements and manage ongoing organizational changes, while successfully identifying, developing and retaining particularly key employees, especially in key growth markets where the availability of skilled or experienced employees may be limited; and (12) the ability to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves nearly five billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks® and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

P&G Media Contacts:
Paul Fox, 513.983.3465

P&G Investor Relations Contact:
John Chevalier, 513.983.9974